MG  SMALLCAP Fund - 10f3
Comparables - 2Q 2000
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			Security Purchased			Comparison Security		Comparison Security
Issuer		US Unwired Inc.				Telecorp PCS			Tritel, Inc.

Underwriters	DLJ, CS 1st Boston, Ist Union		Salomon Smith Barney,		Goldman Sachs, Merrill
			DLJDirect, Allen, Chase, DBSI		Lehman Bros., DBAB,		Lynch, Bear Stearns, etc.,
			AG Edwards, Lehman, Merrill,		Merrill Lynch, Banc of		including DBSI.
			Morgan Stanley, Prudential, SSB,	American Securities,
			Advest, Robert W. Baird, Geo Baum,	Prudential Securities
			JC Bradford, Chapman, Fahnstock,
			First Albany, Gabelli, Gerard Klauer
			Mattison, Gruntal, Hoak Breedlove,
			Johnston Lemon, Ed D Jones,
			Kaufman, CL King, Lebenthal, Legg
			Mason, Ormes, Raymond James,
			Sanders Morris Harris, Sands,
			Santander, Stephens, CE Unterberg
			Towbin, Wachovia

Years of continuous
operation, including
predecessors				>3				>3			>3

Security					UNWR				TLCP			TTEL

Is the affiliate a manager
or co-manager of offering?		No				Yes			No

Name of underwriter or
dealer from which
purchased					DLJ				N/A			N/A

Firm commitment?				Yes				Yes			Yes

Trade date/Date of
Offering?					5/18/2000			11/23/1999		12/31/1999

Total dollar amount of
offering sold to QIBs			$-				$-			$-

Total dollar amount of any
concurrent public offering		$88,000,000.00		$184,000,000.00	$168,750,000.00

Total						$88,000,000.00		$184,000,000.00	$168,750,000.00

Public offering price			11.00				20.00			18.00

Price paid if other than
public offering price			-				N/A			N/A

Underwriting spread or
commission					$.77 (7%)			$1.35 (6.75%)	$1.26 (7%)

Shares purchased				59,300			N/A			N/A

$ amount of purchase			$652,300.00			N/A			N/A

% of offering purchase
by fund					0.741%			N/A			N/A

% of offering purchased
by associated fund*			1.275%			N/A			N/A

Total (must be less than 25%)		2.016%			N/A			N/A
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* DeAM Small Cap Equity